STANDARD & POOR’S SAYS CIVIL LAWSUIT THREATENED BY DOJ IS

WITHOUT LEGAL MERIT AND UNJUSTIFIED

WILL VIGOROUSLY DEFEND AGAINST ERRONEOUS CLAIMS

REGARDING U.S. CDO RATINGS FROM 2007

•	S&P Analysts Provided Good-Faith Ratings In Unprecedented U.S. Housing Market In 2007
•	CDOs Whose S&P Ratings Are Challenged By DOJ Also Independently Received Same Ratings From Other Rating Agencies
•	DOJ Is Threatening to Sue S&P For Not Predicting Full Magnitude Of Housing Downturn Despite Failure Of Virtually Everyone To Do So
•	DOJ Lawsuit Would Disregard Key Facts Including S&P’s Downgrades of RMBS, Increased Collateral Required To Support AAA CDO Ratings, And Public Warnings Prior To Crisis
•	Threatened Use Of 1989 FIRREA Statute Against A Rating Agency Would Be Unprecedented And Has No Legal Merit
•	S&P Has Learned Lessons From Financial Crisis And Has Invested $400 Million Since 2007 To Strengthen Its Ratings

New York, February 4, 2013 – Standard & Poor’s Rating Services (“S&P”), a subsidiary of The McGraw-Hill Companies, Inc. (NYSE: MHP) today disclosed that the Civil Division of the United States Department of Justice (“DOJ”) has informed the Company that it intends to file a civil lawsuit against S&P focusing on its ratings in 2007 of certain U.S. collateralized debt obligations (“CDOs”):

“A DOJ lawsuit would be entirely without factual or legal merit. It would disregard the central facts that S&P reviewed the same subprime mortgage data as the rest of the market – including U.S. Government officials who in 2007 publicly stated that problems in the subprime market appeared to be contained – and that every CDO that DOJ has cited to us also independently received the same rating from another rating agency.  S&P deeply regrets that our CDO ratings failed to fully anticipate the rapidly deteriorating conditions in the U.S. mortgage market during that tumultuous time. However, we did take extensive rating actions in 2007 – ahead of other ratings agencies – on the residential mortgage-backed securities (“RMBS”) which were included in these CDOs. As a result of these actions, more collateral or other protection was required to support AAA ratings on CDOs.  With 20/20 hindsight, these strong actions proved insufficient – but they demonstrate that the DOJ would be wrong in contending that S&P ratings were motivated by commercial considerations and not issued in good faith.

“Before 2007, and increasingly during 2007, S&P downgraded a record number of RMBS and repeatedly warned of deteriorating conditions in the housing market and potential additional downgrades to come, in many cases before our peers. For example:

•	In 2006, S&P downgraded 400 RMBS ratings – more than in any prior year in history – mostly in the subprime sector.
•	In February 2007, S&P was the first rating agency to take negative ratings actions against new transactions even though the pools underlying those transactions had at that time experienced no actual losses.

•	Between February and July of 2007 alone, S&P took 637 negative actions on ratings (250 downgrades and 387 CreditWatch negative actions) on 2006 vintage subprime RMBS.

“S&P analysts worked diligently to keep up with an unprecedented, rapidly changing and increasingly volatile environment, while acting to ensure changes to their ratings reflected robust analysis and deliberation. In fact, throughout this time, S&P included in its analysis the possibility that a rise in mortgage delinquencies would result in bondholder losses and, as a result, required substantially more RMBS collateral as protection against such potential losses to support AAA CDO ratings. Regrettably, the breadth, depth, and effect of what ultimately occurred were greater than we – and virtually everyone else – predicted. As former SEC Chairman David S. Ruder testified before the U.S. House of Representatives:

‘None of the primary market participants predicted the collapse. The risk management systems of most banks, investment banks, rating agencies, and credit default swap insurers did not predict the collapse. Regulators, including the Federal Reserve Board, the Federal Deposit Insurance Corporation, the Department of the Treasury, the SEC, and the Commodities Futures Trading Commission did not predict the collapse.’

“A number of court rulings have dismissed challenges made with 20/20 hindsight to a credit rating agency’s opinions of creditworthiness. In an attempt to end run well-established legal precedent, the DOJ plans to use a questionable legal strategy by suing S&P under the Financial Institutions Reform, Recovery and Enforcement Act (FIRREA) – a statute enacted in 1989 to stabilize and reform the savings and loan industry. If DOJ does bring suit, we will vigorously defend our Company against such meritless litigation.

“Clearly, we must all do a better job identifying economic trends that could lead to future crises. For their part, governments have established new institutions to identify risks to financial stability, such as the Financial Stability Oversight Council in the U.S. At S&P we have taken to heart lessons learned from the financial crisis and made extensive changes that reinforce the integrity, independence and performance of our ratings, including compliance with today’s enhanced regulatory oversight.

“Since 2007, we have invested approximately $400 million in our systems, governance, analytics and the methodologies that we use to rate securities. We brought in new leadership, instituted new governance and enhanced risk management. We have taken substantive actions to:

▪	Strengthen independence from issuer influence: We have long had policies in place to manage potential conflicts of interest, including a separation of analytic and commercial activities, a ban on analysts from participating in fee negotiations, and de-linking analyst compensation from the volume of securities they rate or the type of ratings they give out. Post-crisis, we further strengthened analytical independence by rotating the analysts assigned to a particular issuer and enhancing analyst training on issuer interactions.

▪	Improve the integrity and validity of our methodologies and models: We reassessed the principles underlying the way we rate all debt. Based on what we learned, we changed the way we rate almost every type of security that was affected by the financial crisis including U.S. RMBS, CMBS, CDOs, banks and insurers. For all mortgage-related securities we have significantly increased the credit enhancement required to achieve a AAA rating and have made it more difficult in general for securities to achieve high ratings. We also strengthened our risk management including instituting a Model Validation Process independent of any commercial interests.

▪	Increase analytical focus on interpreting and responding to global credit changes: We established Credit Conditions Committees around the world to identify and monitor risks to the interconnected global credit systems across all asset classes and create a coordinated credit risk perspective across the company.

▪	Enhance regulatory compliance and quality: We significantly increased staffing in order to strengthen compliance and analytical quality, including documentation of procedures and ratings actions, and quality reviews of ratings.

“We will continue to enhance our governance, training, quality control, analytic models and investor education. For more information about the extensive enhancements to our business – both completed and ongoing – please go to www.standardandpoors.com/changes.

“It is also important to note that credit rating agencies became regulated in the United States in the fall of 2007 with the enactment of the Credit Rating Agency Reform Act, and the Dodd-Frank Act of 2010 which further strengthened accountability, transparency and oversight for credit rating agencies. We are now also regulated in Europe, Japan, Australia and other countries.

“S&P currently issues ratings on more than $45 trillion in debt globally across all asset classes issued by companies, financial institutions, countries, state and local governments and others. We will not be distracted from our core mission. As always, we are committed to providing investors and the markets with the highest-quality ratings available and the tools to navigate an increasingly complex global financial marketplace.”

About Standard & Poor's Ratings Services: Standard & Poor’s Ratings Services, part of The McGraw-Hill Companies (NYSE:MHP), is the world's leading provider of independent credit risk research and benchmarks. We publish credit ratings on debt issued by sovereign, municipal, corporate and financial sector entities. With over 1,400 credit analysts in 23 countries, and more than 150 years' experience of assessing credit risk, we offer a unique combination of global coverage and local insight. Our research and opinions about relative credit risk provide market participants with information and independent benchmarks that help to support the growth of transparent, liquid debt markets worldwide.

Additional information is available at http://www.standardandpoors.com/

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Release issued: February 4, 2013

Contact:

Catherine Mathis

Senior Vice President, Marketing & Communications

(212) 512-2578
catherine_mathis@standardandpoors.com

Chip Merritt
Vice President, Investor Relations
(212) 512-4321
chip_merritt@mcgraw-hill.com